CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment Number 44 to the Registration Statement (Form N-1A, No. 2-85229) of Neuberger Berman Income Funds, and to the incorporation by reference of our reports dated December 3, 2004 for Neuberger Berman Cash Reserves Fund, Neuberger Berman Government Money Fund, Neuberger Berman High Income Fund, Neuberger Berman Limited Maturity Fund, Neuberger Berman Municipal Money Fund, Neuberger Berman Municipal Securities Fund and Neuberger Berman Strategic Income Fund (seven of the series of Neuberger Berman Income Funds) included in the October 31, 2004 Annual Reports to Shareholders of Neuberger Berman Income Funds, respectively.

/s/ERNST & YOUNG LLP

Boston, Massachusetts

February 21, 2005